Exhibit 10.2

Each nonqualified deferred compensation plan (as defined in Code §409A(d)) maintained by SunTrust Banks, Inc. or an affiliate is hereby amended by adding the following provision as the last section or subsection in each plan’s provisions regarding the election of the time and form of benefit payments:

Notwithstanding any contrary Plan provision, a Participant may be afforded the right to make an election, in accordance with Section XI of the Preamble to Proposed. Regulations § 1.490A, as to the time and form of payment of all or part of the benefit subject to Section 409A of the Internal Revenue Code of 1986; provided that the plan allows such elections and that the time and form of payment elected are permissible under the terms of the Plan. Any such election shall be made at the time and in the form prescribed by the individual, committee or department responsible for the administration of the Plan. This amendment and the elections will apply only to amounts that would not otherwise be payable in 2006, and will not cause an amount to be paid in 2006 that would not otherwise be payable in 2006. This provision shall be interpreted and administered in accordance with Prop. Regs. § 1.409A and in good faith compliance with the requirements of Section 409A of the Internal Revenue Code of 1986.